As filed with the Securities and Exchange Commission on August 18, 2003

Registration No.___ -_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL PAPER COMPANY
(Exact Name of Registrant as specified in its charter)

New York	13-0872805
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Atlantic Street
Stamford, Connecticut 06921
(Address including zip code of Principal Executive Offices)

INTERNATIONAL PAPER COMPANY
LONG-TERM INCENTIVE COMPENSATION PLAN
(Full title of the plan)

Barbara L. Smithers, Esq.
Vice President and Corporate Secretary
International Paper Company
400 Atlantic Street
Stamford, Connecticut 06921
(203) 541-8000
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Beverly F. Chase, Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
212-450-4000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $1.00 per share	10,000,000	$39.21	$392,100,000.00	$31,720.89

(1)	Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933, as amended (the “1933 Act”), solely for the purpose of computing the registration fee, based on the average of the high and low prices of the securities being registered hereby on the New York Stock Exchange on August 11, 2003.

EXPLANATORY NOTE

          Registration Statements were filed on July 27, 1995 (Registration No. 033-61335), on August 12, 1999 (Registration No. 333-85051) and on April 8, 2002 (Registration No. 333-85828) (collectively, the “Prior Registration Statements”) to register under the 1933 Act, among other things, 5,000,000 shares of International Paper Company common stock, par value $1.00 per share (the “Common Stock”), 3,000,000 shares of Common Stock, and 20,000,000 shares of Common Stock, respectively, issuable under the International Paper Company Long-Term Incentive Compensation Plan (the “Plan”) (filed under Registration No. 033-61335 and Registration No. 333-85051 as “International Paper Company Stock Option Plan”). This Registration Statement on Form S-8 (this “Registration Statement”) has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of effecting the registration under the 1933 Act of an additional 10,000,000 shares of Common Stock issuable upon awards granted, or to be granted, under the Plan at any time or from time to time.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

          Pursuant to General Instruction E to Form S-8, the International Paper Company (the “Company”) hereby incorporates by reference the contents of the Prior Registration Statements.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

          Certain legal matters with respect to the offering of the shares of Common Stock registered hereby have been passed upon by Barbara L. Smithers, Esq., Vice President and Corporate Secretary of the Company. Ms. Smithers owns Company Common Stock and holds employee stock options to purchase Company Common Stock.

ITEM 8. EXHIBITS.

Exhibit Number	Description

5	Opinion of Barbara L. Smithers, Esq.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Barbara L. Smithers, Esq. (included in Exhibit 5).

EXPERTS

          The consolidated financial statements as of and for the year ended December 31, 2002 from our Annual Report on Form 10-K for the year ended December 31, 2002 incorporated by reference in this Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and contains an explanatory paragraph for the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and an explanatory paragraph concerning the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP have expressed no opinion or other form of assurance other than with respect to such disclosures) and the related financial statement schedule as of and for the year ended December 31, 2002 from our Annual Report on Form 10-K for the year ended December 31, 2002 incorporated by reference in this Registration Statement has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

          The consolidated financial statements as of December 31, 2001 and for each of the years in the two-year period ended December 31, 2001 from our Annual Report on Form 10-K for the year ended December 31, 2002 incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

          On April 9, 2002, we announced that we engaged Deloitte & Touche LLP to replace Arthur Andersen as our independent auditors. During each of the fiscal years in the two year period ended December 31, 2001 and the subsequent interim period preceding the change of auditors, we had no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures which, if not resolved to Arthur Andersen’s satisfaction, would have caused it to make reference to the disagreement in connection with its report.

          We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it in this Registration Statement as having certified our consolidated financial statements for the two years ended December 31, 2001, as required by Section 7 of the Securities Act. Accordingly, we have dispensed with the requirement to file its consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen has not consented to the inclusion of its report in this Registration Statement, you may have no effective remedy against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen, or any omissions to state a material fact required to be stated therein. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from its provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Arthur Andersen.

SIGNATURES

          Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 18th day of August, 2003.

INTERNATIONAL PAPER COMPANY

By:	/s/ Barbara L. Smithers
Name: Title:	Barbara L. Smithers Vice President and Corporate Secretary

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints, Barbara L. Smithers his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable International Paper Company to comply with the Securities Act of 1933, as amended (the “1933 Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement on Form S-8 under the 1933 Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John T. Dillon John T. Dillon	Chairman of the Board, Chief Executive Officer and Director	August 18, 2003

/s/ Robert J. Eaton Robert J. Eaton	Director	August 18, 2003

/s/ Samir G. Gibara Samir G. Gibara	Director	August 18, 2003

/s/ James A. Henderson James A. Henderson	Director	August 18, 2003

/s/ Robert D. Kennedy Robert D. Kennedy	Director	August 18, 2003

/s/ W. Craig McClelland W. Craig McClelland	Director	August 18, 2003

/s/ Donald F. McHenry Donald F. McHenry	Director	August 18, 2003

/s/ Patrick F. Noonan Patrick F. Noonan	Director	August 18, 2003

/s/ Jane C. Pfeiffer Jane C. Pfeiffer	Director	August 18, 2003

/s/ Charles R. Shoemate Charles R. Shoemate	Director	August 18, 2003

/s/ John V. Faraci John V. Faraci	President and Director	August 18, 2003

/s/ Christopher P. Liddell Christopher P. Liddell	Senior Vice President and Chief Financial Officer	August 18, 2003

/s/ Robert J. Grillet Robert J. Grillet	Vice President and Controller	August 18, 2003

EXHIBIT INDEX

Exhibit Number	Description

5	Opinion of Barbara L. Smithers, Esq.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Barbara L. Smithers, Esq. (included in Exhibit 5).

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